October 28, 2009

Atlas Air Worldwide Holdings, Inc. 2000 Westchester Avenue Purchase, New York 10577-2543

Re: Registration Statement on Form S-3 (Registration No. 333-159752), initially filed on June 5, 2009 with the Securities and Exchange Commission (the “Commission”) and declared effective on June 17, 2009.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 17, 2009 (the “Base Prospectus”), the preliminary prospectus supplement dated October 26, 2009 (the “Preliminary Prospectus Supplement”) filed with the Commission by Atlas Air Worldwide Holdings, Inc. (the “Company”) on October 26, 2009 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), and the final prospectus supplement dated October 28, 2009 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) filed or to be filed with the Commission by the Company pursuant to Rule 424 promulgated under the Act of 1933. The Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”. The Prospectus relates to the offering by the Company of up to 4,000,000 shares of the Company’s common stock (4,600,000 if the underwriters’ 30-day option is exercised in full), par value $0.01 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. We are familiar with the proceedings taken by the Company in respect thereof and have examined originals or certified or attested copies of such certificates, corporate records and other documents as we have deemed necessary for the purposes of this opinion. The opinions expressed below are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K as filed with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP